Exhibit 99.2

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risk factors described below. If any of these risks actually occur, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Dependence on Pirfenidone

We are dependent on the commercial success of Esbriet (pirfenidone) for the treatment of IPF in the European Union, other European countries and Canada, and on the regulatory approval of pirfenidone for the treatment of IPF in the United States, which may never occur.

In February 2011, we were granted marketing authorization to commercialize Esbriet (pirfenidone) in the European Economic Area, which is comprised of the 28 Member States of the European Union plus Norway, Iceland, and Liechtenstein, for the treatment of adults with mild to moderate IPF. We have since launched the product in various European countries plus Canada. In February 2014, we announced positive top-line data from our Phase 3 clinical trial of pirfenidone, ASCEND, demonstrating that pirfenidone significantly reduced IPF disease progression as measured by the primary endpoint of change in percent predicted FVC from Baseline to Week 52. However, pirfenidone is still under investigation for the treatment of IPF in the United States and has not been approved by the FDA. On June 19, 2012, we completed the divestiture of our worldwide development and commercialization rights to our only other commercial product, Actimmune.

Because we do not currently have a product candidate other than pirfenidone in clinical development, our future success depends on the continued commercialization of Esbriet in the EEA, and on obtaining regulatory approval from the FDA to market pirfenidone for the treatment of IPF in the United States. If our pirfenidone product is approved by the FDA, our future success will depend on our successful commercialization of pirfenidone in the United States together with continued commercialization of Esbriet in the EEA.

We may not succeed in our ongoing commercial efforts in the EEA, or, if pirfenidone is approved by the FDA, in our efforts to commercialize pirfenidone in the United States. We may experience delays in receiving, or may never receive, regulatory approval to market and sell pirfenidone in the United States. We may experience delays and unforeseen difficulties in the commercialization of Esbriet in one or more of the EEA member states. We could also experience significant competition in both the EEA and the United States, which could negatively affect our commercialization efforts.

If we also fail to develop future product candidates for any reason, including the reasons stated in “Risks Related to the Development of Our Products and Product Candidates,” we will continue to be dependent on the successful commercialization of pirfenidone.

If we do not successfully commercialize Esbriet in the EEA and/or receive regulatory approval in the United States for pirfenidone for the treatment of IPF and subsequently successfully commercialize pirfenidone in the United States, our ability to generate additional revenue will be jeopardized and, consequently, our business will be seriously harmed.

The results of our ASCEND Phase 3 clinical trial may fail to demonstrate to the FDA sufficient efficacy of pirfenidone to permit approval by the FDA and may have a negative effect on sales of Esbriet in the EEA.

In November 2009, we submitted a new drug application, or NDA, to the FDA seeking approval of pirfenidone for IPF. Following submission of the NDA, the FDA convened an Advisory Committee to review the application and make a recommendation regarding approval. Although the Advisory Committee recommended approval of pirfenidone to reduce decline in lung function in patients with IPF, the FDA issued us a Complete Response Letter on May 4, 2010, requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. Our NDA was supported by our CAPACITY 1 and CAPACITY 2 trials, which were designed using FVC as the primary endpoint, as opposed to mortality, even though the FDA had advised us that mortality would be the ideal endpoint and that the FDA was uncertain as to what would constitute a clinically meaningful treatment effect of pirfenidone based on FVC change. We met the primary endpoint of FVC change with statistical significance in our CAPACITY 2 trial but not in our CAPACITY 1 trial. While in our view the totality of the data from CAPACITY 1 and CAPACITY 2 supports the efficacy and safety of pirfenidone in IPF, the FDA disagreed with our view, issued a Complete Response Letter, and requested additional efficacy data.

We have evaluated our clinical development options to gain FDA approval of pirfenidone for the treatment of IPF within the United States, and we initiated an additional Phase 3 clinical trial known as the ASCEND trial during the second quarter of 2011. In February 2014, we announced positive top-line data from ASCEND, demonstrating that pirfenidone significantly reduced IPF disease progression as measured by the primary endpoint of change in percent predicted FVC from Baseline to Week 52. We do not have a Special Protocol Assessment, or SPA, in place with the FDA for the ASCEND trial, and the results of this Phase 3 clinical trial, together with the results of our CAPACITY trials, may not be satisfactory to the FDA to support approval of pirfenidone. The ASCEND trial was a 52 week trial with FVC as the primary endpoint. Key secondary endpoints included change in six-minute walk test (6MWT) distance and progression-free survival, which is based on the earliest of time to death, FVC decrement of 10% or greater, or decrement in 6MWT distance of 50 meters or more. In our meeting with the FDA in March 2011 relating to our plans for the ASCEND trial, the FDA indicated that it would prefer a trial with a longer duration (72 weeks) if designed with a FVC endpoint. While the FDA indicated that a 52 week trial with a FVC endpoint could support approval, the FDA further indicated that a trial with a FVC endpoint would need to provide supportive evidence of an effect on mortality. Additional secondary endpoints in ASCEND do include all-cause mortality and on-treatment IPF-related deaths (both evaluated independently in ASCEND as well as pooled with the previous CAPACITY data), and dyspnea. However, based on the relatively low mortality rate in this patient population and the treatment effect on mortality seen in CAPACITY, ASCEND was not powered for the mortality endpoint, even after pooling with CAPACITY data. Since ASCEND is not powered for the mortality endpoint, we may not be able to demonstrate a treatment effect on mortality by pooling data from ASCEND with CAPACITY.

Whether data from our ASCEND trial when combined with the data from our CAPACITY trials will be sufficient to demonstrate an effect on mortality and/or to obtain FDA approval of pirfenidone for the treatment of IPF will be the subject of review by the FDA at the time of our anticipated NDA resubmission. If the results of the ASCEND trial are not satisfactory to the FDA to support regulatory approval of pirfenidone in the United States, then we will not be able to sell Esbriet in the United States. Further, a negative regulatory outcome by the FDA for pirfenidone may negatively affect the sales of Esbriet in the EU and/or may be considered by EU regulatory agencies when assessing reimbursement for Esbriet, which may lead to a reduction in the amount of reimbursement amounts in certain countries. Additionally, as in any clinical trial, discovery of unknown problems with pirfenidone in the ASCEND trial could negatively impact the approved safety and efficacy profile and result in possible reduced sales or product withdrawal in the EU. Because of our dependence on the commercial success of Esbriet in the EU, a negative regulatory outcome by the FDA could materially and adversely affect our business and prospects, including, but not limited to, negatively impacting the pricing and reimbursement guidelines for Esbriet in one or more countries in the EU and thereby negatively impacting Esbriet revenue and our financial results. For additional risks related to clinical studies and government regulations, see the risks under “Risks Related to Government Regulation and Approval of Our Products and Product Candidates.”

Risks Related to the Commercialization of Our Products and Product Candidates

Our revenue from sales of Esbriet in the EEA is dependent upon the pricing and reimbursement guidelines adopted in each of the various countries in the EEA, which levels may vary and may fall well below our current expectations.

We currently have agreed pricing and /or reimbursement levels for Esbriet in Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Italy, Ireland, Luxembourg, Norway, Sweden, the UK and Canada. We have developed estimates of anticipated pricing in other countries, including in the United States, if pirfenidone is approved for sale. These estimates are our expectations, which are based upon the lethal nature of IPF, the lack of any approved therapies for IPF, the Orphan Drug designation of Esbriet, our perception of the overall cost benefit of Esbriet and the current pricing of therapies with a similar product profile, such as treatments for pulmonary hypertension.

Due to efforts to provide for containment of health care costs, the reimbursement institutions in the countries in which we seek approval for sale of Esbriet may not agree to our estimated level of pricing and reimbursement. Various countries that have approved Esbriet have mechanisms that may result in a reduction in our estimated level of governmental pricing and reimbursement. Furthermore, in various countries in the EEA, we may be subject to additional negotiated and confidential governmental clauses and/or discounts which, while customary and routine for reimbursed drugs in these countries, may also adversely impact our realized Esbriet price.

For example, in Germany pricing is subject to the rules of the German Act on the Reform of the Market for Medicinal Products, or AMNOG, which provide terms that an orphan drug must be re-evaluated following the drug’s costs to the German health system of 50 million Euros inclusive of VAT and before rebate deduction in any 12-month period. Therefore, upon reaching that sales level, we will be required to submit a full Esbriet dossier to Germany’s Federal Joint Committee and pass through the whole AMNOG process. This may require a new pricing agreement between InterMune and the SpiKK, that may result in a lower price than today’s negotiated price. The current price agreement between SpiKK and InterMune is valid until September 15.2014, upon that time point, both parties can terminate that contract and start new negotiations, which may end up in an additional rebate for Esbriet.

Similarly, in France, IPF is currently in the category of Affections de Longue Durée, or ALD’s (Long Term Diseases) which qualifies Esbriet for a certain level of reimbursement. However, the Transparency Commission of the French National Health Authority, the French agency responsible for assessing medicinal products and advising the health authorities on whether those products provide sufficient benefit to be covered by French National Health Insurance, may revise the criteria by which it defines ALD’s and IPF may not qualify as an ALD. In such case, IPF patients may not be fully reimbursed for the use of Esbriet for the treatment of IPF which may lead to decreased Esbriet utilization and negatively impact our ability to generate revenue from Esbriet sales in France.

In Italy, the Board of the Italian Drug Agency, or AIFA, approved the pricing and reimbursement conditions for Esbriet under a risk-sharing arrangement, pursuant to which patients’ FVC will be measured at six months after initiation of Esbriet therapy. Patients whose percent predicted FVC declines in absolute terms by 10 percent or more during the first six-month treatment period will not be eligible for reimbursement and their cost of therapy during their treatment period will be credited to the National Health Care System. We expect that between 10% and 15% of patients that initiate therapy will have such an FVC decline.

In England and Wales, the National Institute for Health and Clinical Excellence, or NICE, Appraisal Committee recommended pirfenidone as an option for treating IPF patients whose FVC is between 50% and 80% of predicted at the initiation of therapy, but recommended that treatment with pirfenidone for these patients should be discontinued if there is evidence of disease progression, as defined by a decline in percentage predicted FVC of 10% or more within any 12-month period. Based on clinical study experience with Esbriet, we expect that between 10% and 15% of patients could meet this definition of disease progression in a given 12-month period.

An unfavorable outcome following the pricing and reimbursement review period in any country may result in lower than expected pricing and reimbursement guidelines in such country, as well as in other countries that reference their pricing to that country. In addition, a negative regulatory outcome by the FDA could materially and adversely impact the pricing and reimbursement guidelines for Esbriet in any country in the EU and thereby negatively impact Esbriet revenue from such country. This would adversely impact the anticipated revenue from Esbriet.

Expansion of our commercial infrastructure is a significant undertaking that requires substantial financial and managerial resources, and we may encounter delays or may not be successful in our efforts.

Implementing the commercial infrastructure with the size necessary to support our commercial operations in Europe and to initiate a commercial launch of Esbriet in the United States, if approved, is a significant undertaking that requires substantial financial and managerial resources. To support our anticipated marketing efforts, we will need to implement a commercial infrastructure within the United States and continue to grow our commercial infrastructure in Europe. In order to successfully grow our commercial operations, we will need to increase the number of our managerial, operational, financial and other employees in the EU and the U.S., which will require additional financial resources and require significant management attention. We may not be successful in establishing the required commercial operation (including, but not limited to, failing to attract, retain and motivate the necessary skilled personnel and failing to develop a successful marketing strategy), which would negatively impact our ability to commercialize Esbriet and generate revenue from the sale of Esbriet.

Additionally, we may encounter unforeseen delays in establishing our commercial operations, which may further increase the cost of, and the resources required for, successful commercialization. Given our limited commercial history, we do not have significant experience in a commercial launch of this size and may therefore be unsuccessful.

Even if regulatory authorities approve our products or product candidates for the treatment of the diseases that we are targeting, our products may not be marketed or commercially successful.

The development of our products and product candidates is an expensive process, and we anticipate that the annual cost of treatment for the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market any of our products or product candidates for an approved disease because we believe that it may not be commercially successful.

Market acceptance of and demand for our products and product candidates, including Esbriet in the EEA, will depend on many factors, including but not limited to:

•	cost of treatment;

•	pricing and availability of alternative products;

•	our ability to obtain third-party coverage or reimbursement for our products or product candidates to treat a particular disease;

•	perceived efficacy relative to other available therapies;

•	shifts in the medical community to new treatment paradigms or standards of care;

•	relative convenience and ease of administration; and

•	prevalence and severity of adverse side effects associated with treatment.

We are in the early stages of Esbriet commercialization in most of the countries in Europe and Canada and we are still developing information with regard to the market acceptance of Esbriet. As a result, we may have to revise our estimates regarding the acceptance of Esbriet under our current pricing structure, and/or reevaluate and/or change the current pricing for Esbriet. For more information, please see the risk factor above titled “Our revenue from sales of Esbriet in the EEA is dependent upon the pricing and reimbursement guidelines adopted in each of the various countries in the EEA, which levels may vary and may fall significantly below our current expectations.”

Our products or product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by Esbriet could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities where we have not currently obtained approval. To date, patients treated with Esbriet have experienced some drug-related side effects. Additionally, if we or others later identify undesirable side effects caused by Esbriet, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such product;

•	regulatory authorities may order product recalls;

•	regulatory authorities may require additional warnings on the label;

•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating significant revenues from its sale. If such side effects are found to be serious, we may be unable to sell pirfenidone or such other product, and may be forced to modify, delay, or discontinue our operations, which could materially diminish the value of your investment.

The pricing and profitability of our products may be subject to control by the government and other third-party payors, and if these entities do not provide coverage reimbursement patients for Esbriet or our other current or future products, our revenue and prospects for profitability will suffer.

The pricing and profitability of our products may be subject to control by governmental and other third-party payors. In addition, in many foreign markets, the pricing and/or profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental controls, such as those imposed in recent years. For example, the Patient Protection and

Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The Affordable Care Act, among other things, (i) increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program, extends the rebate program to individuals enrolled in Medicaid managed care organizations, and addresses new methodologies by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and for drugs that are line extension products; (ii) establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and (iii) enacts a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Other significant legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures.

In addition to legislation and controls impacting pricing pressures in healthcare, our ability to successfully commercialize Esbriet or other product candidates for particular diseases, is highly dependent on the extent to which coverage and reimbursement for such products is available at all or in part from:

•	private health insurers, including managed care organizations;

•	governmental payors, such as state-run payors in the EU and Canada, as well as federal programs/payors such as Medicaid, the U.S. Public Health Service Agency and Veterans’ Administration; and

•	other third-party payors

The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize our products. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for Esbriet, or our other current or future products, market acceptance of our products will be reduced, and our sales will suffer. For more information, please see the risk factor above titled “Our revenue from sales of Esbriet in the EEA is dependent upon the pricing and reimbursement guidelines adopted in each of the various countries in the EEA, which levels may vary and may fall well below our current expectations.”

The activities of competitive drug companies, or others, may limit our products’ revenue potential or render them obsolete.

Our commercial opportunities will be reduced or eliminated if our competitors develop or market products that, compared to our products or product candidates:

•	are more effective;

•	receive broader claims in their labels;

•	have fewer or less severe adverse side effects;

•	are better tolerated;

•	have better patient compliance;

•	receive better reimbursement terms;

•	are more accepted by physicians;

•	are more adaptable to various modes of dosing;

•	have better distribution channels;

•	are easier to administer; or

•	are less expensive, including but not limited to a generic version of pirfenidone.

Even if we are successful in developing effective drugs, our products may not compete effectively with our competitors’ current or future products. We expect that Esbriet may compete in the EEA and, if approved by the FDA in the U.S., with other products that are being developed for the treatment of IPF, including possible generic versions of pirfenidone in the U.S., EEA and potentially other markets following the expiration of, or in the absence of market exclusivity. Pirfenidone has certain formulation and method of use patents that protect it, but it has no composition of matter patent protection. Unless we have (i) Orphan Drug designation and enjoy the associated marketing exclusivity, (ii) other market or data exclusivity protection or (iii) other types of patent protection in a particular jurisdiction, we may face competition from a lower cost version of pirfenidone in such a jurisdiction earlier than we might like.

There are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products, some of which may target the same indications as our product candidates. For example, in December 2010, Gilead entered into an agreement to acquire Arresto whereby Gilead gained access to Arresto’s Phase 1 humanized monoclonal antibody compound, AB0024, currently in clinical development for the treatment of IPF. In 2011, Bristol-Myers Squibb purchased Amira Pharmaceuticals and acquired their LPA1 receptor antagonist for study as a potential treatment of IPF. Additionally, Boehringer Ingelheim, or BI, has published phase 2 data for BIBF-1120 (nintedanib), a triple kinase inhibitor that is being studied to treat several types of cancers and has showed some potential efficacy at high doses in IPF. BI recently completed its Phase 3 trial and is expected to announce results shortly. Furthermore, there are at least seven products in various stages of phase 2 development for IPF, including CC-4047 and CC-930 from Celgene, CNTO-888 from Janssen (J&J), FG-3019 from Fibrogen, GC-1008 from Sanofi, QAX-576 from Novartis and STX-100 from Biogen Idec (acquirer of Stromedix).

Finally, the National Institutes of Health sponsored the PANTHER trial to evaluate the use of NAC (N-acetylcysteine) (a generic drug) versus placebo in the treatment of IPF patients. The trial was recently completed. If NAC is shown to be an effective treatment for IPF, it may create competition in some territories. Since NAC is commercially marketed in the United States for other indications as a generic product, this may create pressure on volume and prices of Esbriet as physicians could prescribe NAC for the unapproved use of IPF in the United States. If NAC is FDA-approved for IPF, this could also create competition for Esbriet. Our competitors include larger, more established, fully integrated pharmaceutical companies and biotechnology companies that have substantially greater capital resources, existing competitive products, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

Risks Related to the Development of Our Products and Product Candidates

Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

To gain approval to market a product for the treatment of a specific disease, we must provide the FDA, the European Medicines Agency, or EMA, and other foreign regulatory authorities with clinical data that adequately demonstrate to the satisfaction of the FDA or foreign regulatory authorities the safety and efficacy of that product for the proposed indication. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in clinical trials, even after promising results in earlier preclinical or clinical trials. These setbacks have been caused by, among other things, preclinical findings made while clinical studies were underway and safety or efficacy observations made in clinical studies. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct. For example, in March 2007, we terminated our development of Actimmune for patients with IPF as a result of our decision to discontinue the INSPIRE trial on the recommendation of the study’s independent DMC. For specific risks related to the pirfenidone development program, please see the risk factor titled “If our clinical trials fail to demonstrate to the satisfaction of the FDA, the EMA, and foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the FDA, the EMA, and foreign regulatory authorities may require us to conduct additional clinical trials or may not grant us marketing approval for such products or product candidates for those diseases” below.

We do not know whether future clinical trials will be fully enrolled, initiated, or completed on schedule or at all.

The commencement or completion of any of our clinical trials may be delayed, halted, or discontinued for numerous reasons, including, but not limited to, the following:

•	patients do not enroll in clinical trials at the rate we expect;

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or place a clinical trial on clinical hold;

•	we may not be able to identify or develop a product candidate that can be successful for clinical development;

•	patients experience adverse side effects or unsafe toxicity levels;

•	patients withdraw or die during a clinical trial for a variety of reasons, including adverse events associated with the advanced stage of their disease and medical problems that may or may not be related to our products or product candidates;

•	the interim results of the clinical trial are inconclusive or negative;

•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy;

•	third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	our contract laboratories fail to follow good laboratory practices; or

•	sufficient quantities of the trial drug are not available.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. For example, we experienced slower than anticipated patient enrollment in our ASCEND clinical trial, resulting in a delay to the development program.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or Ethics Committees of the institutions in which such trials are being conducted, by the Data Monitoring Committee, or DMC, for such trial or by the FDA, EEA Competent Authorities, or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, EEA Competent Authorities, or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. For example, in March 2007, we terminated our development of Actimmune for patients with IPF after discontinuing the INSPIRE trial on the recommendation of the study’s independent DMC.

Our development costs will further increase if we have material delays in our current clinical trials for pirfenidone or if we need to perform more or larger clinical trials than initially planned for future product candidates. For example, in 2013, we initiated our PANORAMA trial, a randomized, double-blind, placebo controlled Phase 2 clinical study designed to evaluate the safety and tolerability of N–acetylcysteine (NAC) in patients with IPF and who are being treated with pirfenidone. In addition, we have also initiated our LOTUSS trial, a Phase 2, multinational, open-label, randomized, parallel-group, designed to study the safety and tolerability of pirfenidone in patients with systemic sclerosis-related interstitial lung disease. Any delays in enrollment or modifications to trial design for this study would increase our development costs. If there are any significant delays for any of our other current or planned clinical trials, our business, financial condition, financial results and the commercial prospects for our products and product candidates will be harmed, and our prospects for profitability will be impaired. In addition, delays or discontinuations of our clinical trials could require us to cease development efforts of a product candidate in part or altogether, which will harm our business or financial condition and the commercial prospects for such product and product candidate.

Whether we will have any future products other than those based on pirfenidone is largely dependent on the success of our research and development programs, which are at an early stage. Our drug candidates other than pirfenidone are still in early stages of development and we may not be able to successfully discover, develop, obtain regulatory approval for or commercialize any such drug candidates.

We intend to invest significant time and financial resources in our research and development programs. We currently have one product in the EU and Canada, Esbriet, based on pirfenidone. Whether we will have any future products other than those based on pirfenidone depends substantially upon our ability to discover, develop, obtain regulatory approval for and commercialize our other drug candidates successfully. Our research and development programs are prone to the significant and likely risks of failure inherent in drug development. We currently do not, and may never, have any other drug candidates in clinical trials, and we have not identified drug candidates for many of our research programs.

Before obtaining regulatory approvals for the commercial sale of any drug candidate for a target indication, we must demonstrate with substantial evidence gathered in well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA, or, with respect to approval in other countries, similar regulatory authorities in those countries, that the drug candidate is safe and effective for use for that target indication. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. Despite our efforts, our drug candidates may not:

•	offer improvement over existing, comparable products;

•	be proven safe and effective in clinical trials; or

•	meet applicable regulatory standards.

Positive results in preclinical studies of a drug candidate may not be predictive of similar results in humans during clinical trials, and promising results from early clinical trials of a drug candidate may not be replicated in later clinical trials. Interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from completed preclinical studies and clinical trials for our drug candidates may not be predictive of the results we may obtain in later stage trials or studies. Our preclinical studies or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or to discontinue clinical trials altogether.

We do not expect any of our drug candidates to be commercially available for several years and some or all may never become commercially available. Accordingly, we may never generate revenues through the sale of products other than those based on pirfenidone.

Risks Related to Government Regulation and Approval of our Products and Product Candidates

If our clinical trials fail to demonstrate to the satisfaction of the FDA, EMA, and other foreign regulatory authorities that any of our products or product candidates are safe and effective for the treatment of particular diseases, the FDA, EMA and other foreign regulatory authorities may require us to conduct additional clinical trials or may not grant us marketing approval for such products or product candidates for those diseases.

We are not permitted to market our product candidates in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate with evidence gathered in preclinical and well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA and, with respect to approval in other countries, similar regulatory authorities in those countries, that the product candidate is safe and effective for that target indication and that the manufacturing facilities, processes and controls are adequate. Our failure to adequately demonstrate the safety and effectiveness of any of our products or product candidates for the treatment of particular diseases may delay or prevent our receipt of the FDA’s and foreign regulatory authorities’ approval and, ultimately, may prevent commercialization of our products and product candidates for those diseases.

The FDA, the EMA and other foreign regulatory authorities have substantial discretion in deciding whether, based on the benefits and risks in a particular disease, any of our products or product candidates should be granted approval for the treatment of that particular disease. Even if we believe that a clinical trial or trials have demonstrated the safety and statistically significant efficacy of any of our products or product candidates for the treatment of a disease, the results may not be satisfactory to the FDA, EMA, or other foreign regulatory authorities. Preclinical and clinical data can be interpreted by the FDA, EMA and other foreign regulatory authorities, including their advisory committees, in different ways than we interpret the data, which could delay, limit or prevent regulatory approval. In addition, even if advisory committees to the FDA recommend approval of our product candidates, such recommendations are non-binding and the FDA may not approve our NDA for the product candidates. For example, nine of the twelve members of the Pulmonary-Allergy Drugs Advisory Committee, or PADAC, of the FDA recommended approval of pirfenidone to reduce decline in lung function in patients with IPF. However, notwithstanding the PADAC approval recommendation, we subsequently received a Complete Response Letter from the FDA requesting an additional clinical trial to support the efficacy of pirfenidone. If regulatory delays are significant or regulatory approval is limited or denied altogether, our financial results and commercial prospects will be harmed, and our prospects for profitability will be significantly impaired.

Both our CAPACITY and ASCEND trials were conducted without a SPA with the FDA. The FDA’s SPA process creates a written agreement between the sponsoring company and the FDA regarding clinical study design and other clinical study issues that can be used to support approval of a product candidate. We did not obtain a SPA agreement with the FDA and therefore there was no assurance that the results would provide a sufficient basis in the view of the FDA for the FDA to grant regulatory approval of a new drug application for pirfenidone for the treatment of IPF. In addition, while the FDA will consider and approve NDAs based on various endpoints, the FDA had indicated that mortality is the ideal endpoint for IPF clinical trials. We designed and conducted CAPACITY 1, CAPACITY 2 and ASCEND based on FVC change as the primary endpoint, as opposed to mortality. The FDA had advised us that they were uncertain as to what would constitute a clinically meaningful treatment effect of pirfenidone on this endpoint. The primary endpoint of FVC change was met with statistical significance in CAPACITY 2 but not in CAPACITY 1. In 2010, the FDA determined that our NDA application was not adequate to support the efficacy of pirfenidone for the treatment of IPF and issued to us a Complete Response Letter requesting an additional clinical trial to support the efficacy of pirfenidone in IPF. Following issuance of the Complete Response Letter, we initiated the ASCEND trial during the second quarter of 2011.

In February 2014, we announced positive top-line data from ASCEND, demonstrating that pirfenidone significantly reduced IPF disease progression as measured by the primary endpoint of change in percent predicted FVC from Baseline to Week 52. However, the results of ASCEND may not be sufficient to cause the FDA to grant regulatory approval for the sale of pirfenidone in the USA, or if such approval is granted, to cause the FDA to approve any mortality claim in the label of the approved product. If the FDA fails to approve pirfenidone for sale in USA, or if the claims permitted by such approval are limited, our business and prospects, may be materially and adversely affected, because of, among other factors, the potential negative impact on the pricing and reimbursement guidelines for Esbriet in any country in the EU and the consequent negative impact on Esbriet revenue from such country. For additional information related to the risk of the Phase 3 clinical study, please see the risk factor under the caption “Risks Related to Our Dependence on Pirfenidone — The results of our ASCEND Phase 3 clinical trial may fail to demonstrate to the FDA sufficient efficacy of pirfenidone to permit approval by the FDA and may have a negative effect on sales of Esbriet in the EEA.”

Even in the circumstances that we receive favorable data from ASCEND, FDA approval for pirfenidone, and successfully launch the product in the United States, there may be unforeseen adverse events that may cause us to update our label with additional safety information, limit our indication or require us to withdraw our product from the market. We may or may not be able to re-launch the product. Given our status as a one-product company with limited pipeline, this could have a material adverse effect on our ability to generate additional revenue, and consequently, our business will be seriously harmed.

We are subject to extensive and rigorous governmental regulation, including the requirement of FDA, EMA or other regulatory approval before our products and product candidates may be lawfully marketed. Even after we receive regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense.

The regulatory review and approval process of governmental authorities is lengthy, expensive and uncertain, and regulatory standards may change during the development of a particular product candidate. We are not permitted to market our product candidates in the United States or other countries until we have received requisite regulatory approvals. The FDA review process typically takes significant time to complete and approval is never guaranteed. Any regulatory approvals that we may receive may be subject to limitations on the indications for which the product may be marketed or the conditions of approval, or contain requirements for potentially costly post-marketing testing, including

Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. Markets outside of the United States such as the EEA also have requirements for approval of drug candidates with which we must comply prior to marketing. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure we will be able to obtain regulatory approval in other countries, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in other countries. Also, any regulatory approval of any of our products or product candidates, once obtained, may be withdrawn.

Both before and after the approval of our product candidates and product, we, our product candidates, our product, our operations, our facilities, our suppliers, and our contract manufacturers, CROs, and contract testing laboratories are subject to extensive regulation by governmental authorities in the United States, the EEA and other countries, with regulations differing from country to country. In the United States, the FDA regulates, among other things, the pre-clinical testing, clinical trials, manufacturing, safety, efficacy, potency, labeling, storage, record keeping, quality systems, advertising, promotion, sale and distribution, marketing, and import and export of therapeutic products. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practice, or cGMP, requirements and cGCPs for any clinical trials that we conduct post-approval. Similar requirements exist in the EEA. In addition, quality control and manufacturing procedures must continue to conform to cGMPs regulations after approval, and the FDA, and EEA Competent Authorities periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things, one or more of the following actions: notices of violation, untitled letters, warning letters, fines and other monetary penalties, unanticipated expenditures, delays in approval or refusal to approve a product candidate; product recall or seizure; interruption of manufacturing or clinical trials; operating restrictions; injunctions; and criminal prosecution. Any failure to receive the marketing approvals necessary to commercialize our product candidates could harm our business.

The FDA’s, EMA, and EEA Member State policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. The FDA has increased its attention to product safety concerns in light of recent high profile safety issues with certain drug products in the United States. Moreover, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the agency’s efforts to assure the safety of marketed drugs has resulted in proposed agency initiatives and new legislation addressing drug safety issues. If adopted, any new legislation or agency initiatives could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements. These restrictions or requirements could require us to conduct costly studies. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability

Our failure or alleged failure to comply with federal, state and foreign laws governing the promotion of our products, including anti-kickback, false claims and anti-corruption could result in civil and/or criminal sanctions and/or harm our business.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

•	the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities that provide coding and billing advice to customers;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; the federal physician sunshine requirements under the Affordable Care Act, which requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members;

•	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers;

•	state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and

•	state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the recently enacted Affordable Care Act, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

Achieving and sustaining compliance with these laws may prove costly. In addition, any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the exclusion from participation in federal and state healthcare programs, imprisonment, or the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

We are also subject to the U.S. Foreign Corrupt Practices Act and anti-corruption laws, and similar laws in foreign countries, such as the U.K. Bribery Act of 2010, which became effective on July 1, 2011. In general, there is a worldwide trend to strengthen anticorruption laws and their enforcement. Any violation of these laws by us or our agents or distributors could create a substantial liability for us, subject our officers and directors to personal liability and also cause a loss of reputation in the market. Becoming familiar with and implementing the infrastructure necessary to comply with laws, rules and regulations applicable to new business activities and mitigate and protect against corruption risks could be quite costly. In addition, failure by us or our agents or distributors to comply with these laws, rules and regulations could delay our expansion and could adversely affect our business.

We are subject to similar laws in foreign countries where we conduct business. For example, within the EU, the control of unlawful marketing and promotional activities is a matter of national law in each of the member states. The member states of the EEA closely monitor perceived unlawful marketing and promotional activities by companies. We could face civil, criminal and administrative sanctions if any member state determines that we have breached our obligations under its national laws. Industry associations also closely monitor the activities of member companies. If these organizations or authorities name us as having breached our obligations under their regulations, rules or standards, our reputation would suffer and our business and financial condition could be adversely affected.

If we fail to comply with our reporting and payment obligations under governmental programs in the U.S. for our products, we could be subject to penalties, sanctions and fines which could have a material adverse effect on our business, financial condition, results of operations and future business prospects.

We anticipate participating in the Medicare Part D Coverage Gap Discount Program, the Medicaid Drug Rebate Program and other Federal and state government pricing programs in the U.S., and we may participate in additional government programs for our products, once approved, in the future. These programs generally will require us to pay rebates or provide discounts to government payors and their sponsors, enrollees or beneficiaries in connection with drugs that are dispensed and reimbursed under these programs. In some cases, such as with the Medicaid Drug Rebate Program, the rebates are based on pricing information that we report on a monthly and quarterly basis to the government agencies that administer the programs. The terms, scope and complexity of these government pricing programs change frequently and compliance requirements are subject to interpretation by the government or other regulatory bodies. Our activities relating to the reporting of prices for products we market in the future, the reporting of Medicaid rebate information and other information affecting federal and state and third-party reimbursement for our products, and the sale and marketing of our products, could become subject to scrutiny. Responding to a government inquiry, investigation or enforcement action, could be expensive and time-consuming, and could have a material adverse effect on our business, financial condition and results of operation.

With respect to the Medicare Part D program, the Centers for Medicare & Medicaid Services, the agency responsible for administering this outpatient drug program, or CMS, may impose civil monetary penalties on us from time to time for failure to meet certain regulatory requirements. CMS recently imposed two civil monetary penalties related to our failure to pay specified Part D sponsors within the required time frame, neither of which resulted in material amounts of money. Similar penalties may be imposed on us for these or other violations in the future. We do not believe that such penalties will have a material adverse effect on our business.

Risks Related to Manufacturing and Our Dependence on Third Parties

The manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenue.

The manufacturing and manufacturing development of pharmaceuticals are technologically and logistically complex and heavily regulated by the FDA and other governmental authorities. The manufacturing and manufacturing development of our products and product candidates present many risks, including, but not limited to, the following:

•	It may not be technically feasible to scale up an existing manufacturing process to meet demand or such scale-up may take longer than anticipated; and

•	Failure to comply with strictly enforced cGMP regulations and similar foreign standards may result in delays in product approval or withdrawal of an approved product from the market. For example, the FDA has conducted routine inspections of our manufacturing contractors, and some were issued a standard FDA Form 483 “notice of inspectional observations.” Failure to correct any deficiency could result in manufacturing delays and/or regulatory enforcement action

Any of these factors could delay clinical trials, regulatory submissions and/or commercialization of our products for particular diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our product and, in the future, our product candidates.

We rely on third-party manufacturers to manufacture our clinical and commercial drug supplies, and our commercialization of any product or product candidates could be stopped, delayed or made less profitable if those third parties fail to obtain the approval of the FDA, Competent Authorities of the Member States of the EEA or comparable regulatory authorities, fail to provide us with sufficient quantities of drug product or fail to do so at acceptable quality levels or prices.

We do not currently have the resources, facilities or experience internally to manufacture Esbriet or any of our product candidates on a commercial scale or for purposes of clinical trials. Completion of our clinical trials and commercialization of our products requires access to, or development of, manufacturing facilities that meet FDA standards to manufacture a sufficient supply of our products. The FDA, the EEA and foreign regulatory authorities must approve facilities that manufacture our products for commercial purposes, as well as the manufacturing processes and specifications for the product. We depend on, and we expect to continue to depend on, third parties for the manufacture of our product candidates for preclinical and clinical purposes, and we rely on third parties with FDA and/or EEA Competent Authority-approved manufacturing facilities for the manufacture of Esbriet for commercial purposes. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements, known as cGMPs, for manufacture of our drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, the EEA or other regulatory authorities, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, EEA Competent Authorities, or comparable foreign regulatory authorities do not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We have a long-term supply contract with Signa C.V. and ACIC Fine Chemicals Inc. for the active pharmaceutical ingredient for Esbriet and a contract with Catalent for the manufacture of the drug product for Esbriet. If we do not perform our obligations under these agreements, these agreements may be terminated.

Our strategy to contract with third parties for the manufacture of our products and product candidates presents many risks, including, but not limited to, the following:

•	If market demand for our products is less than our purchase obligations to our manufacturers, we may incur substantial contractual penalties and/or be forced to take substantial inventory write-offs.

•	Manufacturers of our product and our product candidates are subject to ongoing periodic inspections by the EEA, FDA and other regulatory authorities for compliance with strictly enforced cGMP regulations and similar foreign standards, and we do not have control over our third-party manufacturers’ compliance with these regulations and standards.

•	When we need to change third-party manufacturers of a particular pharmaceutical product, the EEA, FDA and foreign regulatory authorities must approve the new manufacturers’ facilities and processes prior to our use or sale of products it manufactures for us. This requires demonstrated compatibility of product, process and testing, and compliance inspections. Delays in transferring manufacturing technology between third parties could delay clinical trials, regulatory submissions and commercialization of our product candidates.

•	Our manufacturers might not be able or may refuse to fulfill our commercial or clinical trial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market or clinical trial demands. For example, our current long-term supply contract with Signa C.V. and ACIC Fine Chemicals Inc. for the active pharmaceutical ingredient for Esbriet does not impose any obligation on such parties to reserve a minimum annual capacity for the production of such ingredient, which could impair our ability to obtain product from them in a timely fashion.

•	We may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

•	Our product costs may increase if our manufacturers pass their increasing costs of manufacture on to us.

•	If third-party manufacturers do not successfully carry out their contractual duties, comply with regulatory requirements, or meet expected deadlines, we may not be able to obtain or maintain regulatory approvals for our products and product candidates and we may experience stock-outs. This would adversely impact our ability to successfully commercialize our products and product candidates. Furthermore, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers in a timely manner, if at all.

•	If our agreement with a third-party manufacturer expires, we may not be able to renegotiate a new agreement with that manufacturer on favorable terms, if at all. If we cannot successfully complete such renegotiation, we may not be able to locate any necessary acceptable replacement manufacturers or enter into favorable agreements with such replacement manufacturers in a timely manner, if at all.

Any of these factors could delay clinical trials, regulatory submissions or commercialization of our products, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

Our failure to set up an integrated supply chain in the United States may adversely affect our ability to commercialize a pirfenidone product if such a product is approved by the FDA for sale in the United States.

We do not currently have, nor do we plan to acquire, the infrastructure or internal capability to produce our commercial supply of a pirfenidone product in the United States if such a product receives FDA approval. We intend to contract with a third party supplier to provide our commercial supply of any pirfenidone products approved by the FDA for sale in the United States. However, we cannot guarantee that we will be able to find a such a third party supplier on terms acceptable to us or at all. Furthermore, the FDA must approve facilities that manufacture our products for commercial purposes in the United States, as well as the manufacturing processes and specifications for the product.

In addition, we would not directly control the manufacturing of, and would be completely dependent on, our contract manufacturers for compliance with the cGMP for manufacture of both active drug substances and finished drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we would have no direct control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Furthermore, we expect that any contract manufacturers would be engaged with other companies to supply and/or manufacture materials or products for such companies, which would expose our manufacturers to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products could generally affect the regulatory clearance of our contract manufacturers’ facility. If the FDA did not approve these facilities for the manufacture of a pirfenidone product or if it withdrew its approval in the future, we would need to find alternative manufacturing facilities, which would negatively impact our ability to generate revenue from sales of pirfenidone products in the United States.

A disruption in our ability to manufacture or ship Esbriet or a disruption in our distribution channels could result in significant product delays and adversely affect our results. This risk is exacerbated if we do not have back up providers of supply chain services.

We currently rely on single partners to provide services to us at many stages in our supply chain. Consequently should any of our single-source partners be unable to provide service, we may be unable to satisfy customer orders on a timely basis, if at all.

We currently ship Esbriet from third-party packaging facilities to our distributors in the EEA. A disruption in our ability to ship Esbriet to our distributors in the EEA or a disruption in our distribution channels in the EEA for any reason, including as a result of a natural disaster, terrorism or failure of our commercial carrier, could result in product delivery delays. If this were to occur, we may be unable to satisfy customer orders on a timely basis, if at all.

A significant disruptive event to our ability to manufacture or distribute Esbriet could adversely affect our ability to generate revenue from Esbriet and materially affect our business and results of operations and our ability to be prepared to launch a pirfenidone product in the United States, if approved for sale by the FDA.

We rely on third parties to conduct, monitor and manage our clinical trials, and those third parties may not perform satisfactorily.

We have relied upon and plan to continue to rely upon third-party CROs and other third parties, such as medical institutions and clinical investigators, to conduct, monitor and manage data for our ongoing preclinical and clinical programs. For example, we use CROs to conduct our new Phase 3 ASCEND trial for pirfenidone. We rely on these third parties for execution of our preclinical and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are subject to cGCP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these cGCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with cGCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative CROs or other third parties or to do so on commercially reasonable terms. In addition, these third parties are not our employees, and except for remedies available to us under our agreements with them, we cannot control whether or not they devote sufficient time and resources to our clinical and preclinical programs. If our third parties need to be replaced, if they do not successfully carry out their contractual duties or meet expected deadlines, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may be delayed in or prevented from obtaining regulatory approvals for our product candidates, and may not be able to successfully commercialize our products and product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs and other third parties involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with these third parties, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects. We may not be able to locate any necessary acceptable replacements or enter into favorable agreements with them, if at all.

Risks Related to Our Intellectual Property Rights

We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products or product candidates.

Our commercial success will depend in part on obtaining and maintaining patent protection on our products and product candidates and successfully defending these patents against third-party challenges. Our ability to commercialize our products will also depend in part on the patent positions of third parties, including those of our competitors. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed pharmaceutical and biotechnology patents has emerged to date. Accordingly, we cannot predict with certainty the scope and breadth of patent claims that may be afforded to our patents and other companies’ patents. In addition, each country has its own rules regarding the allowability and enforceability of certain types of patents and therefore there can be no assurance that our patent applications will be granted or that our issued patents will be enforceable in any given jurisdiction. We could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate suits to protect our patent rights.

Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners may be costly and time consuming and could harm our business. Litigation may be necessary in some instances to determine the validity, enforceability, scope and infringement of certain of our proprietary rights. Litigation may be necessary in other instances to determine the validity, scope or non-infringement of patent rights claimed by third parties to be pertinent to the manufacture, use or sale of our products. Ultimately, the outcome of such litigation could adversely affect the validity and scope of our patent or other proprietary rights or hinder our ability to manufacture and market our products.

Furthermore, the recently enacted America Invents Act, or AIA, which reformed certain patent laws in the U.S., may create additional uncertainty regarding patents. Among the significant changes are switching from a “first-to-invent” system to a “first-to-file” system, and the implementation of new procedures that permit competitors to challenge our patents in the U.S. Patent and Trademark Office after grant.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we were the first to make the inventions covered by each of our pending patent applications;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our pending patent applications will result in issued patents;

•	any of our issued patents or those of our licensors will be valid and enforceable and result in an order from a court permanently prohibiting the infringing activity;

•	others will not interfere with, contest, or challenge our patents in patent offices or in court;

•	any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•	competitors will not be able to design around our patents;

•	our ability to obtain additional patent protection will not be adversely impacted as a result of various regulatory matters that may cause certain of our proprietary data to become public;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have a material adverse effect on our business.

For example, the pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere. We must therefore rely primarily on the protection afforded by formulation and method of use patents relating to the use of pirfenidone for the treatment in adults of mild to moderate IPF. While many countries such as the United States permit method of use patents relating to the use of drug products, in some countries the law relating to patentability of such use claims is evolving and may be unfavorably interpreted to prevent us from patenting some or all of our pending patent applications. There are some countries, such as Canada, that significantly limit the types of uses that are patentable, and other countries that currently do not allow method of use patents in any form. We cannot assure that our patents will be a sufficient, or any, barrier to prevent all potential competitors.

In the EEA, patents are subject to a post-grant opposition period, and enforcement of patents is on a country-by-country basis subject to varying, complex and evolving national requirements and standards. Competitors could challenge the validity of our patent claims and challenge whether their product actually infringes those claims. Such challenges would involve complex legal and factual questions and entail considerable costs and investment of effort. In June 2012, opposition proceedings were filed in the European Patent Office against our European patent 2324831 B1, requesting that the patent be revoked on the basis that the invention is not patentable. The European Patent Office Opposition Division rendered its formal decision in December 2013, and the patent was not revoked. We will continue to vigorously defend the patent in the event that an appeal is taken. We can provide no assurances regarding the outcome of this matter.

Others have filed and in the future may file patent applications covering uses and formulations of pirfenidone, or other products in our development program. If a third-party has been or is in the future issued a patent that blocks our ability to commercialize any of our products, alone or in combination, for any or all of the diseases that we are targeting, we could be prevented from commercializing that product or combination of products for that disease or diseases unless we obtained a license from the patent holder. We may not be able to obtain such a license to a blocking patent on commercially reasonable terms, if at all. If we cannot obtain, maintain and protect the necessary proprietary rights for the development and commercialization of our products or product candidates, our business and financial prospects will be impaired.

We may be required to disclose clinical or other information the disclosure of which could compromise our ability to obtain, maintain or protect certain proprietary rights necessary for the development and commercialization of our products or product candidates.

We are also subject, in the U.S. and elsewhere, to various regulatory schemes that require disclosure of clinical trial data and/or allow access to our data via freedom of information requests.

For example, in September 2012, we were notified by the European Medicines Agency, or EMA, that we had received a request in accordance with Regulation 1049/2001/EC regarding public access to documents held by institutions of the EU. The request was made by a potential competitor and sought access to aspects of our Esbriet MAA. We are in the process of challenging the disclosure on the grounds, among others, that it would harm the Company’s intellectual property interests by placing confidential information into the public domain as potential prior art, and that such disclosure would harm the Company’s commercial interests and provide competitors with an unfair gain. There can be no assurance that we will ultimately be successful in preventing disclosure of the data in our MAA. There can be no assurance that we will ultimately be successful in preventing disclosure of the data in our MAA.

Additionally, we were notified by Health Canada in October 2013 that an access to information request had been lodged in accordance with Canada’s Access to Information Act, seeking access to documents covering important aspects of our Esbriet NDA. We successfully argued that the scope of this request be limited but there can be no assurance that such arguments will be successful in the future.

In the event that our proprietary data becomes public as a result of freedom of information requests, our competitive advantages may be diminished and our ability to obtain patent protection for certain inventions reflected in such data may be adversely affected.

The pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere, and may only be protected against competition for the treatment of IPF by orphan drug designation in the United States and European Union.

The pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere. Because the extent and scope of patent protection for pirfenidone is limited, orphan drug designation is especially important. In the EU we have been granted orphan drug designation for pirfenidone for the treatment of IPF by the EMA, and we have been granted the associated market exclusivity until 2021. In the EU, the EMA’s Committee for Orphan Medicinal Products, or COMP, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than 5 in 10,000 persons in the European Union Community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the EU would be sufficient to justify the necessary investment in developing the drug. In the EU, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following approval. This period may be reduced to 6 years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

We have received orphan drug designation for pirfenidone for the treatment of IPF by the FDA. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of 7 years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity or where the manufacturer is unable to assure sufficient product quantity. If we do not obtain orphan drug exclusivity for our pirfenidone in the United States, our competitors may then sell the same drug to treat the same condition sooner than if we had obtained orphan drug exclusivity and our revenues will be reduced. Moreover, we may not have the ability to prevent others from commercializing pirfenidone for (i) IPF after the orphan drug designation exclusivity period in the EU, and, if granted, in the United States, expires, (ii) uses covered by other patents held by third parties or (iii) other uses in the public domain for which there is no patent protection. Consequently, following expiration of orphan drug exclusivity protection in the EU, and, if granted, in the United States, we must rely primarily on the protection afforded by formulation and method of use patents relating to the safe and/or effective use of pirfenidone for IPF.

Although pirfenidone has received orphan drug marketing exclusivity in the EU for the treatment of patients with IPF and orphan drug designation in the United States, that exclusivity and designation may not effectively protect the product from competition. We may not be the first to obtain marketing approval in the United States for IPF due to the uncertainties associated with developing pharmaceutical products. Further, even if we obtain orphan drug exclusivity for pirfenidone in the United States, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Moreover, even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective, or makes a major contribution to patient care.

We could face competition from third-party products that have pirfenidone as the active pharmaceutical ingredient.

In addition, other third parties have obtained patents in the United States and elsewhere relating to formulation and methods of use of pirfenidone for the treatment of certain diseases. As a result, it is possible that we could face competition from third-party products that have pirfenidone as the active pharmaceutical ingredient. If a third-party were to obtain FDA approval in the United States for the use of pirfenidone, or regulatory approval in another jurisdiction, for an indication before we did, such third-party would be first to market and could establish the price for pirfenidone in these jurisdictions. Third-party products approved in another jurisdiction may be imported into the EU or other jurisdictions where the sale of Esbriet is approved.

Importation of third-party products, or of our own Esbriet product from jurisdictions where prices are lower than in the importing jurisdiction, whether or not such importation is legal, could adversely impact our ability to implement our pricing strategy for the product and may limit our ability to maximize the commercial potential of pirfenidone in the United States and elsewhere. The presence of a lower priced competitive product with the same active pharmaceutical ingredients as our product could lead to use of the competitive product for our anti-fibrotic indications. This could lead to pricing pressure for pirfenidone, which would adversely affect our ability to generate revenue from the sale of pirfenidone for anti-fibrotic indications.

Pirfenidone is the only commercially approved drug approved for the treatment of mild to moderate IPF. There are no other existing approved treatments. Therefore the incidence and prevalence of IPF that currently provide the basis of orphan drug designation in the European Union and the United States could change over time, and it is possible that orphan drug designation could be lost in these markets should the patient population exceed that required to maintain orphan drug status in these countries.

Market exclusivity afforded by orphan drug designation is generally offered as an incentive to drug developers to invest in developing and commercializing products for unique diseases that impact a limited number of patients. With respect to the United States, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. Qualification to maintain orphan drug status is generally monitored by the regulatory authorities during the orphan drug exclusivity period, currently ten years and seven years from the date of approval in the EU and United States, respectively. IPF is currently a poorly diagnosed disease in these markets. It is possible that with the approval of Esbriet in the EU, and the potential approval of pirfenidone in the United States, the incidence and prevalence numbers for IPF could change in these markets. Should the incidence and prevalence of IPF patients who are eligible to receive pirfenidone for the treatment of IPF in these markets materially increase, it is possible that the orphan drug designation, and related market exclusivity, in these jurisdictions could be lost.

Our current intellectual property portfolio may not be sufficient to protect pirfenidone from competition for the treatment of mild to moderate IPF in adults after our orphan drug exclusivity expires in the European Union, and if we obtain approval and orphan drug exclusivity in the United States.

Because the pirfenidone molecule itself has no composition of matter patent protection in the United States or elsewhere, following expiration of orphan drug exclusivity in the EU, and any orphan drug exclusivity we may obtain if approved for commercial use by the FDA, in the United States, we must rely primarily on the protection afforded by the formulation and method of use patents relating to the safe and/or effective use of pirfenidone for the treatment in adults of mild to moderate IPF.

We have five granted patents and a number of pending patent applications in Europe relating to Esbriet’s formulation and use in IPF patients, particularly related to the safe and efficacious usage of the product. This collection of patents is expected to provide patent protection in Europe until 2033. We also have 16 issued patents in the United States relating to the formulation or safe and/or effective use of Esbriet in IPF patients, and a number of pending U.S. patent applications. In addition we have numerous pending patent applications under active prosecution in other foreign jurisdictions. The laws regarding patentability and enforceability of patents such as ours vary on a country by country basis, and there can be no assurance that we will be able to obtain or enforce patents in any given country.

These patents can be challenged by our competitors in various jurisdictions who may argue such patents are invalid or unenforceable or lack sufficient written description or enablement, or that the claims of the issued patents should be limited or narrowly construed. For example, in June 2012, opposition proceedings were filed in the European Patent Office against InterMune’s European patent 2324831 B1, requesting that the patent be revoked on the basis that the invention is not patentable. Although the patent was not revoked by the EPO, and while we intend to vigorously defend the patent if an appeal is taken, we have no assurance regarding the outcome of this matter. Additionally, even if the validity of these patents were upheld in a patent challenge, a court may refuse to stop the other party from practicing the activity at issue. Any of these outcomes would limit our ability to exclusively market pirfenidone for the treatment in adults of mild to moderate IPF in the EU, and if approved for commercial use by the FDA, in the United States, as well as certain other countries where we have filed for patent protection.

If we breach our collaboration agreement with Shionogi, our ability to develop and commercialize pirfenidone in other  jurisdictions may be impaired.

We are party to a collaboration agreement with Shionogi that gives us an option to exercise a license for access to certain patient level data from the Shionogi Phase 3 clinical trial with pirfenidone in patients with IPF, which we refer to as

SP3, to be used, along with other Shionogi clinical study information, as “pivotal study data” (as defined in the agreement) in connection with our regulatory filings. While we do not currently intend to use SP3 patient level data as pivotal study data in our regulatory filings in the United States or in other jurisdictions, we may elect to do so at a later point in time and be required to make certain royalty payments under the collaboration agreement. Should we breach this agreement with Shionogi, we may lose our ability to use Shionogi’s patient level data in our regulatory filings in the United States or in other jurisdictions, which could adversely affect our ability to obtain regulatory approval of pirfenidone in such jurisdictions.

Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and could adversely affect our ability to develop and commercialize products.

Our commercial success depends in part on our ability and the ability of our collaborators to avoid infringing patents and proprietary rights of third parties. Third parties may accuse us, or our collaborators, of employing their proprietary technology in our products, or in the materials or processes used to research or develop our products, without authorization. Any legal action against our collaborators or us claiming damages and/or seeking to stop our commercial activities relating to the affected products, materials and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to utilize the affected materials or processes or to manufacture or market the affected products. We cannot predict whether we, or our collaborators, would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially reasonable terms, if at all. If we are unable to obtain such a license, we, or our collaborators, may be unable to continue to utilize the affected materials or processes or manufacture or market the affected products or we may be obligated by a court to pay substantial royalties and/or other damages to the patent holder. Even if we are able to obtain such a license, the terms of such a license could substantially reduce the commercial value of the affected product or products and impair our prospects for profitability. Accordingly, we cannot predict whether or to what extent the commercial value of the affected product or products or our prospects for profitability may be harmed as a result of any of the liabilities discussed above. Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from our core business.

If the owners of the intellectual property that we license fail to maintain the intellectual property, we may lose our rights to develop our products or product candidates.

We generally do not control the patent prosecution of intellectual property that we license from third parties. Accordingly, we would be unable to exercise the same degree of control over this intellectual property as we would exercise over intellectual property that we own, and, as a result, we may lose our rights to such intellectual property and incur substantial costs. At the present time, there are no licensed patent matters for pirfenidone that fall into this category.

If our employees, consultants and/or vendors do not comply with their confidentiality agreements or our trade secrets otherwise become known, our ability to generate revenue and profits may be impaired.

Patent prosecution may not be appropriate or obtainable for certain of our technologies, and we may instead protect such proprietary information as trade secrets. We protect these rights mainly through confidentiality agreements with our corporate partners, employees, consultants and vendors.

These agreements generally provide that all confidential information developed or made known to an individual or company during the course of their relationship with us will be kept confidential and will not be used or disclosed to third parties except in specified circumstances. In the case of employees and consultants, our agreements generally provide that all inventions made by the individual while engaged by us will be our exclusive property. We cannot be certain that these parties will comply with these confidentiality agreements, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by our competitors. If our trade secrets become known, we may lose a competitive advantage and our ability to generate revenue may therefore be impaired.

By working with corporate partners, research collaborators and scientific advisors, we are subject to disputes over intellectual property, and our ability to obtain patent protection or protect proprietary information may be impaired.

Under some of our research and development agreements, inventions discovered in certain cases become jointly owned by our corporate partner and us and in other cases become the exclusive property of one of us. It can be difficult to determine who owns a particular invention, and disputes could arise regarding those inventions. These disputes could be costly and could divert management’s attention from our business. Our research collaborators and scientific advisors have some rights to publish our data and proprietary information in which we have rights. Such publications may impair our ability to obtain patent protection or protect our proprietary information, which could impair our ability to generate revenue.

Risks Related to Our Financial Results and Other Risks Related to Our Business

If we continue to incur net losses for an extended period of time, we may be unable to continue our business.

We have incurred net losses since inception, and our accumulated deficit was approximately $1.3 billion at December 31, 2013. We expect to incur substantial additional net losses prior to achieving profitability, if ever. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which our products may be marketed, and this expansion will require significant expenditures. We have not generated operating profits to date from our products. If the time required for us to achieve profitability is longer than we anticipate, we may not be able to continue our business.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully execute our business plan.

We believe our existing cash, cash equivalents and available-for-sale securities, along with anticipated cash flows from our sales of Esbriet, will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least the next twelve months. However, our current plans and assumptions may change, and our capital requirements may increase. In particular, initiating the establishment of a commercial infrastructure in the United States to market Esbriet will require significant financial resources. Further, we may decide to prioritize one or more product development efforts or other programs within or outside of IPF as a result of our implementing our strategic initiatives, which may result in an increase in expenses. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, delay or cease executing our three point strategic plan, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to successfully execute our business plan.

Budget or cash constraints may force us to delay our efforts to develop certain products in favor of developing others, which may prevent us from meeting our stated timetables and commercializing those products as quickly as possible, or take certain cost saving efforts that could harm our financial results.

Because we have limited resources and research and development is an expensive process, we must regularly assess the most efficient allocation of our research and development resources. Accordingly, we may choose to delay our research and development efforts for a promising product candidate or we may elect to terminate our programs for and, in certain cases, our licenses to, such product candidates or programs in order to allocate resources to another program, which could cause us to fall behind our initial timetables for development of certain product candidates. For example, we may decide to delay, cease or forgo developing pirfenidone for a particular indication or a new potential product candidate, including our PANORAMA or LOTUSS trials or other discovery program, and allocate our resources solely to the commercialization of Esbriet for IPF. As a result, we may not be able to fully realize the value of some of our product candidates in a timely manner, since they will be delayed in reaching the market, or may not reach the market at all. If we terminate a preclinical program in which we have invested significant resources, we will have expended resources on a program that will not provide a full return on our investment and missed the opportunity to have allocated those resources to potentially more productive uses.

Due to cash constraints or for strategic business reasons we may decide to take certain actions that reduce our expenses. For example, we sold to Roche our worldwide development and commercialization rights to danoprevir and received $175.0 million from the sale of such rights. As a result, our rights to share profits from sales of danoprevir in the United States have also been terminated.

Negative conditions in the global markets may impair the liquidity of a portion of our investment portfolio.

Our investment securities consist of high-grade corporate debt securities, government agency securities and direct government obligation securities. Due to recent credit market and global economic conditions, markets for certain fixed-income securities have been volatile and have experienced limitations in liquidity. If there is insufficient demand for the securities we hold, we may not have liquid access to our investments and may be required to recognize an impairment for those securities should we conclude that such impairment is other-than-temporary.

Failure to accurately forecast demand for our products could result in additional charges for excess inventories or non-cancelable purchase obligations or supply shortages.

We initiated our commercial launch of Esbriet in Germany in September 2011 and subsequently in Austria, Belgium, Canada, Denmark, Finland, France, Iceland, Ireland, Italy, Luxembourg, Norway, Sweden and the UK and we plan to initiate commercial launches in additional countries in the EU in the future. While we have attempted to forecast demand for Esbriet in Germany, other European countries and Canada, until we have a sufficient history of commercial sales in such jurisdictions, we cannot know with certainty whether our inventory of Esbriet is in excess of or insufficient to meet demand. Furthermore, we have just recently established our sales organization in the EU and we do not yet know if the size of the sales organization is sufficient to successfully commercialize Esbriet, which makes accurately forecasting demand more difficult. If we fail to accurately forecast demand for Esbriet, we may face temporary supply shortages, which would impair our ability to generate revenue from such demand, or excess inventories, which may result in additional charges for such excess inventory.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

The testing, marketing and sale of medical products entail an inherent risk of product liability. We have product liability risk for all of our product candidates and for all of the clinical trials we conduct. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. While we believe that our clinical trial and product liability insurance currently provides adequate protection to our business, we may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

If we materially breach the representations and warranties we made to Roche under the asset purchase agreement for the sale of danoprevir or to Vidara under the asset purchase agreement for the sale of Actimmune, or if we fail to perform any of our other contractual obligations under these agreements, Roche or Vidara, as applicable, has the right to seek indemnification from us for damages it suffers as a result of such breach or failure. These amounts could be significant.

We have agreed to indemnify Roche and its affiliates against losses suffered as a result of our material breach of representations and warranties and our other obligations in the asset purchase agreement for our sale of our worldwide development and commercialization rights to danoprevir. In addition, we have agreed to indemnify Vidara and its affiliates against losses suffered as a result of our material breach of representations and warranties and our other obligations in the asset purchase agreement for the sale of our worldwide development and commercialization rights to Actimmune. If one or more of our representations and warranties were not true at the time we made them to Roche or Vidara, or if we fail to perform any of our other contractual obligations under an agreement, we would be in breach of the applicable asset purchase agreement. In the event of a breach or failure by us to perform, Roche or Vidara, as applicable, has the right to seek indemnification from us for damages suffered by either of them as a result of such breach. The amounts for which we could become liable may be significant.

Our use of hazardous materials, chemicals, viruses and radioactive compounds exposes us to potential liabilities.

Our research and development activities involve the controlled use and disposal of hazardous materials, chemicals, infectious disease agents and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines, which may not be covered by or may exceed our insurance coverage.

Insurance coverage is increasingly difficult to obtain or maintain.

While we currently maintain clinical trial and product liability insurance, directors’ and officers’ liability insurance, general liability insurance, property insurance and warehouse and transit insurance, first- and third-party insurance is increasingly more costly and narrower in scope, and we may be required to assume more risk in the future. If we are subject to third-party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to share that risk in excess of our insurance limits. Furthermore, any first- or third-party claims made on our insurance policies may impact our future ability to obtain or maintain insurance coverage at reasonable costs, if at all.

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Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our business development efforts.

As of December 31, 2013, we had 353 full-time employees, and our success depends on our continued ability to attract, retain and motivate highly qualified management, scientific and commercial personnel, especially in Europe, and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including Daniel G. Welch, our Chairman, Chief Executive Officer and President, as well as the other principal members of our management. None of our employees, including members of our management team, has a long-term employment contract, and any of our employees can leave at any time. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional academic collaborations if we expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business.

Our ability to use our net operating losses and certain other tax attributes may be subject to annual limitations under federal and state tax law that could materially affect our ability to utilize such losses and attributes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code, or Section 382, the corporation’s ability to utilize any net operating losses, or NOLs, and certain tax credits and other attributes generated before such an ownership change, is limited. We believe that we have in the past experienced ownership changes within the meaning of Section 382 that have resulted in limitations under Section 382 (and similar state provisions) on the use of our NOLs and other tax attributes. Future changes in ownership could result in additional ownership changes within the meaning of Section 382 that could further limit our ability to utilize our NOLs and certain other tax attributes.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer. In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations and the services we provide to customers, and damage our reputation, and cause a loss of confidence in our products and services, which could adversely affect our business.

Risks Related to our Securities

Our significant level of indebtedness could limit cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under our outstanding notes.

We have now and will continue to have a significant amount of indebtedness. As of January 31, 2014, we had $18.4 million of outstanding indebtedness under our 2015 Notes, $120.8 million of outstanding indebtedness under our 2017 Notes and $155.3 million of outstanding indebtedness under our 2018 Notes. We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	dilution experienced by our existing stockholders as a result of the conversion of our existing notes; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

In January 2013, we completed a registered underwritten public offering of shares of our common stock and a concurrent registered underwritten public offering of 2.50% convertible senior notes due 2017. We used a portion of the net proceeds from the convertible note offering to repurchase approximately $66.6 million of our outstanding 5.00% 2015 Notes. As a result of the repurchase of our 2015 Notes, our annual debt service obligation for existing notes in 2013 was $8.8 million. As of December 31, 2013, our remaining debt service obligation on our existing notes through December 31, 2014 is $7.8 million in cash. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness then outstanding, we would be in default, which would permit the holders of the affected indebtedness to accelerate the maturity of such indebtedness and could cause defaults under our other indebtedness. A default under any of our indebtedness could have a material adverse effect on our business, results of operations and financial condition.

We may not have the ability to raise the funds necessary to finance any required repurchases of our existing notes, which would constitute an event of default under our indentures.

If a fundamental change occurs under our indenture for the 2017 Notes or 2018 Notes or if a designated event, such as the termination of trading of our common stock on The NASDAQ Global Select Market or a specified change of control transaction, occurs under our 2015 Notes indenture, prior to their applicable maturities, we may be required to repurchase all or part of such notes. While the 2015 Notes indenture would allow us in certain circumstances to pay the redemption price for the 2015 Notes in shares of our common stock if a designated event were to occur, the 2017 Notes indenture and the 2018 Notes indenture would not allow us to pay the applicable repurchase prices in shares of our common stock if a fundamental change were to occur. We may not have sufficient funds to pay the repurchase prices for all the notes tendered.

We have not established a sinking fund for payment of our outstanding notes, nor do we anticipate doing so. In addition, we may in the future enter into credit agreements or other agreements that may contain provisions prohibiting redemption or repurchase of the existing notes under certain circumstances, or may provide that a designated event or fundamental change constitutes an event of default under that agreement. If a designated event, with respect to the 2015 Notes, or a fundamental change, with respect to the 2017 and 2018 Notes, occurs at a time when we are prohibited from repurchasing or redeeming the existing notes, we could seek a waiver from the holders of these notes or attempt to refinance these notes. If we were not able to obtain consent, we would not be permitted to repurchase or redeem the existing notes. Our failure to repurchase or redeem tendered notes would constitute an event of default under the 2015 Notes indenture, the 2017 Notes indenture and the 2018 Notes indenture, which might constitute a default under the terms of our other indebtedness.

We may fail to meet our publicly announced financial guidance or other expectations about our business, which would cause our stock to decline in value and affect the trading price of our common stock and outstanding notes.

There are a number of reasons why we might fail to meet our financial guidance or other expectations about our business, including, but not limited to, the following:

•	lower than anticipated sales of Esbriet in the EEA and Canada;

•	negative developments or setbacks in our application to obtain marketing approval for pirfenidone in the United States, including a negative response from the FDA to our anticipated NDA resubmission based on data from this trial;

•	delays or unexpected difficulties in our commercialization efforts for Esbriet, including delays or difficulties in our anticipated commercial launches in Europe and Canada;

•	lower than expected pricing and reimbursement levels for Esbriet in the EU, including any adverse decisions by Germany’s Federal Joint Commission stemming from the IQWiG benefit assessment and negative reimbursement decisions by France’s National Social Security;

•	if only a subset of or no affected patients respond to therapy with any of our products or product candidates;

•	the actual dose or efficacy of the product for a particular condition may be different than currently anticipated;

•	negative publicity about the results of our clinical studies or those of others with similar or related products may reduce demand for our products and product candidates;

•	the treatment regimen may be different in duration than currently anticipated;

•	treatment may be sporadic;

•	we may not be able to sell a product at the price we expect;

•	we may not be able to accurately calculate the number of patients using the product;

•	we may not be able to supply enough product to meet demand;

•	there may be current and future competitive products that have greater acceptance in the market than our products do;

•	our development activities may proceed faster than planned;

•	we may decide to change our marketing and educational programs; or

•	clinical trial participation may reduce product sales.

If we fail to meet our revenue and/or expense projections and/or other financial guidance for any reason, our stock could decline in value. The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the trading price of the notes.

We previously identified a material weakness in our internal control over financial reporting and we recently remediated this material weakness in the first quarter of 2013. If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us and could have a material adverse effect on our common stock price and the trading price of our outstanding notes.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or the Commission, require an annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm attesting to the effectiveness of our internal control over financial reporting at the end of the fiscal year.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2012 and based on our assessment using criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework, management concluded that our internal control over financial reporting was not effective as of December 31, 2012. In connection with our sale of Actimmune in June 2012, we failed to correctly record an intraperiod tax allocation, which resulted in the restatement of our financial results for the three and six month periods ended June 30, 2012 and 2011 and the three and nine month periods ended September 30, 2012 and 2011. As a result, we identified a control deficiency relating to a failure to completely review the tax consequences of complex and infrequent transactions. In the first quarter of 2013, we strengthened our disclosure controls and internal control over financial reporting to remediate the deficiencies that gave rise to the material weakness.

Despite the execution of our remediation plan, we cannot assure you that a similar material weakness will not recur, nor that we will able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Commission. If we cannot in the future favorably assess, or our independent registered public accounting firm is unable to provide an unqualified attestation report on, the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price and the trading price of our notes.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the market price of our common stock and, in turn, the trading price of the notes.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets, including shares issued upon the exercise of outstanding options or conversions of our outstanding notes, or the perception that these sales might occur, could cause the market price of our common stock to decline and, in turn, the trading price of our notes may decline, or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity or equity-related securities. In addition, the market price of our common stock also could be affected by possible sales of our common stock by investors who view such notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of such notes. The hedging or arbitrage could, in turn, affect the trading price of the notes and/or the market price of any shares of our common stock that holders of the notes receive upon conversion of their notes.

We may issue shares of our common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options, upon conversion of our existing notes or for other reasons. No prediction can be made as to the effect, if any, that future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of our common stock or such other equity securities for future sale or issuance, will have on the market price of our common stock.

We have filed registration statements covering the approximately 12.8 million shares of common stock that are either issuable upon the exercise or vesting of outstanding options or awards reserved for future issuance pursuant to our stock plans as of January 31, 2014.

The issuance of shares of our common stock issued in connection with the exercise of stock options, restricted stock units, under convertible or derivative instruments or otherwise would dilute the notional percentage ownership held by our security holders. In addition, we may issue a substantial number of shares of our common stock upon conversion of our outstanding notes.

At times, the market price of our common stock has fluctuated significantly, and as a result an investment in our stock could decline in value.

The market price of our common stock has been and is likely to continue to be extremely volatile. During the twelve-month period ended March 11, 2014, the closing price of our common stock on The NASDAQ Global Select Market ranged from a high of $37.80 in August 2013 to a low of $8.70 in March 2013. The market price of our common stock could be subject to wide fluctuations in response to a variety of factors, many of which we cannot control, including:

•	general economic and political conditions and specific conditions in the biotechnology industry;

•	changes in expectations as to our future financial performance, including financial estimates or publication of research reports by securities analysts;

•	strategic actions taken by us or our competitors, such as acquisitions or restructurings;

•	announcements of new products or technical innovations by us or our competitors;

•	actions taken by institutional stockholders; and

•	speculation in the press or investment community.

In addition, the stock market in general, and the stock price of companies listed on NASDAQ, and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. Periods of volatility in the market price of a company’s securities frequently results in securities class action and stockholder derivative litigation against that company. This type of litigation can result in substantial costs and a diversion of management’s attention and resources.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the trading price of the notes.

Provisions of Delaware law, our charter documents and the indentures governing our outstanding notes may impede or discourage a takeover, which could cause the market price of our common stock to decline.

Provisions of our Amended and Restated Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions:

•	establish a classified board of directors so that not all members of our board may be elected at one time;

•	authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

The repurchase rights in our outstanding notes triggered by the occurrence of a fundamental change and the additional shares of our common stock by which the conversion rates are increased in connection with certain make-whole fundamental change transactions could also discourage a potential acquirer.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. As a result, holders who convert their notes and receive shares of our common stock, if any, will not realize a return on their investment unless the market price of our common stock appreciates, which we cannot assure.